Exhibit 10(n)
GENERAL MOTORS BENEFIT EQUALIZATION
PLAN FOR SALARIED EMPLOYEES
(Amended as of October 18, 2005)
     General Motors Corporation established, effective December 31, 1976, the General Motors Benefit Equalization Plan for Salaried Employees (hereinafter referred to as the “Plan”. The Plan was last amended effective October 18, 2005.
     The purpose of this Plan is to provide for the equalization of benefits available to highly compensated salaried employees of General Motors Corporation (the “Corporation”) under the General Motors Retirement Program for Salaried Employees (the “Retirement Program”) and the General Motors Savings-Stock Purchase Program for Salaried Employees (the “S-SPP”), when such employees’ contribution and benefit levels exceed the maximum limitations on contributions and benefits imposed by Section 2004 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (the “Code”). It is intended that this Plan, in relevant part, qualify as an “excess benefit plan” under Section 3(36) of ERISA and, in relevant part, as a plan “providing deferred compensation for a select group of management or highly compensated employees” under Section 201(2) of ERISA.
ARTICLE I
Administration of the Plan
(a)	This Plan shall at all times be maintained, considered, and administered as a plan wholly separate and distinct from the Retirement Program and the S-SPP, and shall be maintained as an unfunded plan without the intention of complying with the standards of a qualified plan that are required under the Code.

(b)	The Corporation is the Plan Administrator. The Plan Administrator may delegate various aspects of the Plan administration as it deems appropriate. The Plan Administrator’s address is General Motors Corporation, 300 Renaissance Center, P.O. Box 300, Mail Code 482-C26-A68, Detroit, MI 48265-3000.

(c)	The Executive Compensation Committee is the Named Fiduciary. Powers of the Named Fiduciary shall include, but are not limited to, discretionary authority in the interpretation, construction, and final determination of any and all disputes and questions that may arise under this Plan and the power to adopt Rules of Procedure.

(d)	Any and all decisions of the Named Fiduciary as to interpretation or application of this Plan shall be final, conclusive, and binding upon all parties, including the Corporation, the stockholders, and the participants and beneficiaries of the Plan.

(e)	The Named Fiduciary shall have the full power to engage and employ such legal, actuarial, auditing, tax, and other such agents, as it shall, in its sole discretion, deem to be in the best interest of the Corporation, the Plan, and its participants and beneficiaries.

(f)	The expenses of administering this Plan and the expenses resulting from the payment of any amounts pursuant to Article IV shall be borne by the Corporation.

(g)	For purposes of the Plan, a Plan Year shall mean the 12-month period beginning on January 1 and ending on December 31.

ARTICLE II
Eligibility to Participate in the Plan
(a)	Eligibility to participate in the Plan shall be limited solely to those active executive level or separated executive level employees, or the designated beneficiaries of such active executive level or separated executive level employees, whose aggregate contributions and benefits under the Retirement Program and/or the S-SPP are in excess of the maximum limitations on contributions and benefits imposed by Sections 401(a)(17) and/or 415 of the Code.

(b)	For purposes of this Plan, the terms “designated beneficiary” or “designated beneficiaries” shall include surviving spouses and contingent annuitants. The term “Participant” shall refer to an eligible active executive level employee or a former executive level employee who has separated from service and is otherwise eligible for benefits under this Plan.

(c)	In no event shall executive level employees retiring on or after January 1, 2005 be entitled to retirement benefits payable under Article III (a).
ARTICLE III
Amount of Benefits
(a)	A separated executive level employee, or the designated beneficiary of a deceased executive level employee, who is eligible to participate in the Plan, shall be eligible to receive as a retirement benefit under this Plan an amount which, when added to the benefit such employee or designated beneficiary is entitled to receive under the Retirement Program, and prior to the deduction of any and all withholdings, including, but not limited to, taxes and a Qualified Domestic Relations Order (QDRO), is exactly equal to the amount of the benefit such employee or designated beneficiary would be entitled to receive under the Retirement Program if the Retirement Program had no maximum benefit limitations imposed by Section 415 of the Code.

(b)	A separated executive level employee, or the designated beneficiary of a deceased executive level employee, who is eligible to participate in the Plan, shall be eligible to receive the value of the assets that would have been purchased with GM matching contribution amounts and the 1% GM Benefit Contribution, if eligible, plus related earnings on such assets, as though such amounts had been invested in the GM $1-2/3 par value Common Stock Fund under the S-SPP, but for the maximum benefit limitations imposed under Section 415(c)(1) of the Code and maximum compensation limits imposed under Section 401(a)(17) of the Code. The portion of the Plan that provides benefits in the event the maximum compensation limits under Section 401(a)(17) of the Code apply is an unfunded plan for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The value of assets described in this Article III(b) shall be separately accounted for each employee or designated beneficiary.
ARTICLE IV
Payment of Benefits
(a)	Payment of benefits in the amount determined pursuant to Article III(a) of this Plan shall be payable in accordance with all the terms and conditions of payment as specified in the Retirement Program. If the payment of benefits under this Plan and the payment of benefits under the Retirement Program cannot be made coincidentally, then such benefit payments from this Plan shall be made after the benefit payments from the Retirement Program.

(b)	For assets accrued on or before December 31, 2004, payment of benefits in the amount determined pursuant to Article III(b) of this plan, shall be payable to the Participant in a lump-sum amount on the earlier of the Participant’s request or as soon as practicable following such Participant’s total distribution of their S-SPP account. Such distributions will be based on the market value on the Business Day on which the request is received or the day in which the participant’s S-SPP account is totally distributed, as confirmed by the GM Benefits & Services Center provided that the request is received or the S-SPP account is totally distributed before the close of business of the New York Stock Exchange (NYSE), normally 4:00 p.m. (EST). A withdrawal request received and confirmed by the GM Benefits & Services Center after the close of business of the NYSE, or on a weekend or holiday observed by the NYSE, will be based on the market value on the next Business Day.

(c)	For assets accrued after December 31, 2004, payment of benefits, in the amount determined pursuant to Article III(b) of this Plan, shall be payable to the Participant in a lump-sum amount as soon as practicable following such Participant’s date of separation, but in no event later than March 15 of the following year. Such distributions will be based on the market value as of the tenth Business Day following the date of separation.

(d)	The payment of benefits under (a), (b) and (c) above shall be reduced by the amount that a Participant owes the Corporation or any subsidiary, for any reason, including benefit overpayments, wage overpayments, and amounts due under all incentive compensation plans. The Participant will be relieved of liability in the amount of the reduction following the payment to the Corporation.

(e)	In no event shall benefits be paid under this Plan to a key employee, as defined in Section 416(i) of the Code, before the expiration of six months following the date of separation from service (or death, if earlier).
ARTICLE V
Non-Assignability
     It is a condition of the Plan, and all rights of each Participant shall be subject thereto, that to the full extent permissible by law no right or interest of any Participant in the Plan or in his or her Account shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, and further excluding devolution by death or mental incompetency. No right or interest of any Participant in the Plan or in their Account shall be liable for, or subject to, any obligation or liability of such Participant except as provided in Article IV(d).
ARTICLE VI
Amendment, Modification, Suspension, or Termination by Corporation
(a)	The Corporation reserves the right, by and through the Executive Compensation Committee, to amend, modify, suspend, or terminate this Plan in whole or in part, at any time, by action of its Executive Compensation Committee or other committee expressly authorized by the Board of Directors to take such action. No oral statements can change the terms of this Plan. This Plan can only be amended, in writing, by the Board of

Directors, the Executive Compensation Committee, or an appropriate individual or committee as designated by the Board of Directors or Executive Compensation Committee. Absent an express delegation of authority from the Board of Directors or the Executive Compensation Committee, no one has the authority to commit the Corporation to any benefit or benefits provision not provided for under this Plan or to change the eligibility criteria or other provisions of this Plan.

(b)	Notwithstanding any provision of this Plan, no plan elections, modifications or distributions will be allowed or implemented if they would cause an otherwise eligible Participant to be subject to tax (including interest and penalties) under Internal Revenue Code Section 409(A).
ARTICLE VII
Claim Denial Procedures
     The Plan Administrator will provide adequate notice, in writing, to any Participant or beneficiary whose claim for benefits under the Plan has been denied, setting forth the specific reasons for such denial. The Participant or beneficiary will be given an opportunity for a full and fair review of a decision by the Plan Administrator denying a claim for benefits. An appeal may be filed with the Executive Compensation Committee of the Corporation, which has been delegated final discretionary authority to construe, interpret, apply, and administer the Plan. Such appeal to the Executive Compensation Committee must be filed, in writing, within 60 days from the date of the written decision from the Plan Administrator denying the claim for benefits. Such an appeal may be initiated by forwarding the request to General Motors Corporation, 300 Renaissance Center, P.O. Box 300, Mail Code 482-C26-A68, Detroit, MI 48265-3000. As a part of this review, the Participant or beneficiary must submit any written comments that may support their position. The Executive Compensation Committee shall be the final review authority with respect to appeals, and its decision shall be final and binding upon the Corporation and the Participant or beneficiary.
ARTICLE VIII
Service of Legal Process
     Service of legal process on General Motors Corporation may be made at any office of the CT Corporation. The CT Corporation, which maintains offices in 50 states, is the statutory agent for services of legal process on General Motors Corporation. The procedure for making such service generally is known to practicing attorneys. Service of legal process also may be made upon General Motors Corporation, 400 Renaissance Center, Mail Code 482-038-210, Detroit, Michigan 48265-4000 .
ARTICLE IX
Named Fiduciary and Administration
     The Executive Compensation Committee of the Corporation’s Board of Directors shall be the Named Fiduciary with respect to the Plan. The Executive Compensation Committee may delegate authority to carry out such of its responsibilities, as it deems proper, to the extent permitted by ERISA.
     The Corporation shall be the Plan Administrator.

     Various aspects of plan administration have been delegated to the Plan Administrator. In carrying out its delegated responsibilities, the Plan Administrator shall have discretionary authority to construe, interpret, apply, and administer the Plan provisions. The discretionary authority delegated to the Plan Administrator shall, however, be limited to the Plan terms relevant to its delegated responsibilities and shall not permit the Plan Administrator to render a determination or to make any representation concerning benefits which are not provided by the express terms of the Plan. The Plan Administrator’s actions shall be given full force and effect unless contrary to the Plan provisions or arbitrary and capricious.
     The Executive Compensation Committee of the Corporation has final discretionary authority to construe, interpret, apply, and administer the Plan and serves as the final step of the Plan appeal procedure. Any interpretation or determination regarding the Plan made by the Executive Compensation Committee shall be given full force and effect, unless it is proven that the interpretation or determination was arbitrary and capricious.